Investors Fiduciary Trust Company

Attn:  Bill Carlstrom
Voyageur Fund Managers, Inc.,
90 S. Seventh Street, Suite 4400
Minneapolis, MN  55402-4115

January 7, 1997

Re: Voyageur Unit Investment Trust, Series 7 (A Unit Investment Trust) REGISTERED UNDER THE SECURITIES ACT OF 1933, FILE NO.333-16217

Dear Sir/Madam:

     We have examined the Registration Statement for the above captioned fund, copy of which is attached hereto.

     We, Investors Fiduciary Trust Company, hereby consent to the reference in the Prospectus and Registration Statement as the evaluator on the Initial Date of Deposit for the above captioned fund.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

                                   Sincerely,


                                   /s/INVESTORS FIDUCIARY TRUST COMPANY